UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Pursuant to the terms of the March 31, 2015 Asset Management Agreement between Altisource Residential Corporation (the “Company”) and Altisource Asset Management Corporation (“AAMC”), on January 15, 2016, the Board of Directors of the Company appointed Michael G. Lubin, age 40, as General Counsel and Secretary of the Company, effective January 18, 2015. Mr. Lubin will serve as a Senior Vice President of AAMC, with his primary duties being to serve as the Company’s General Counsel and Secretary.

Prior to joining the Company, Mr. Lubin served as Senior Vice President and General Counsel of Home Loan Servicing Solutions, Ltd. from March 2014 to December 2015. From July 2007 to February 2014, Mr. Lubin was an attorney in the Cayman Islands office of Ogier, an international law firm, where he was part of the firm's corporate and investment funds practice groups and specialized in corporate law and the structuring, establishment and operation of hedge funds and private equity funds. From July 2005 to July 2007, Mr. Lubin was legal counsel at Bell Canada in Toronto, Ontario where he advised the company in relation to both revenue generating and procurement transactions. From September 2003 to July 2005, he was a corporate attorney at the law firm Davies Ward Phillips & Vineberg LLP, in Toronto, Ontario. He holds a Bachelor of Arts in English from Bishop's University and a Bachelor of Laws from the University of Manitoba.

Effective upon Mr. Lubin’s appointment, Stephen H. Gray, the Company’s former General Counsel and Secretary, was appointed as the Company’s Chief Administrative Officer and Senior Counsel. Mr. Gray will continue to serve as the General Counsel and Secretary of AAMC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation

January 28, 2016	By:	/s/ Robin N. Lowe
Robin N. Lowe Chief Financial Officer